SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement
|_|   Confidential, for Use of the Commission Only
      (as permitted by Rule 14a-6(e)(2)
|X|   Definitive Proxy Statement
|_|   Definitive Additional Materials
|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                      COMMODORE APPLIED TECHNOLOGIES, INC.
________________________________________________________________________________
                (Name of Registrant as Specified In Its Charter)

                                 Not Applicable
________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|_|   No Fee Required

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

      2.    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------------


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

      4.    Proposed maximum aggregate value transaction:

            --------------------------------------------------------------------

      5.    Total fee paid:

            --------------------------------------------------------------------

|X|   Fee paid previously with preliminary materials.

|X| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filing.

      1.    Amount previously paid:

                                         $0.00
            --------------------------------------------------------------------

      2.    Form, Schedule or Registration Statement No.:

                                 Preliminary Schedule 14A
            --------------------------------------------------------------------

      3.    Filing Party:

                           COMMODORE APPLIED TECHNOLOGIES, INC.
            --------------------------------------------------------------------

      4.    Date Filed:

                                     August 04, 2000
            --------------------------------------------------------------------


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

                      COMMODORE APPLIED TECHNOLOGIES, INC.
                        150 East 58th Street, Suite 3238
                            New York, New York 10155

                                                                  August 4, 2000

Dear Stockholder:

      You are cordially invited to attend the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of Commodore Applied Technologies, Inc. (the "Company") to be held on Wednesday, August 30, 2000, at 10:30 a.m., local time, at The American Stock Exchange, 86 Trinity Place, New York, New York 10006. Enclosed are a formal Notice of Annual Meeting and Proxy Statement, together with a proxy card and return envelope, for use by stockholders who are unable to be present in person at the Annual Meeting. Also enclosed for your review is the Company's 1999 Annual Report to Stockholders.

      The formal Notice of Annual Meeting and Proxy Statement describe the specific business to be acted upon at the Annual Meeting, and we urge you to read these materials carefully. In addition to electing Directors, stockholders will be entitled to vote upon the ratification of the selection of Tanner + Co. as the Company's independent auditors for the year that will end on December 31, 2000. Your Board of Directors believes that (i) the election of the nominees named in the Proxy Statement as Directors of the Company, and (ii) the ratification of the appointment of Tanner + Co. as the Company's independent auditors for the year ending December 31, 2000, are in the best interests of the Company and its stockholders and, accordingly, recommends a vote "FOR" the foregoing proposals.


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

      Whether or not you plan to attend the Annual Meeting in person, and regardless of the size of your holdings, it is very important that your shares be represented and voted at the Annual Meeting. After reading the enclosed Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return the enclosed proxy card in the self-addressed, postage paid envelope provided for your convenience. Because mail delays occur frequently, it is important that the enclosed proxy card be returned well in advance of the Annual Meeting. If the address on the accompanying material is incorrect, please advise our Transfer Agent, The Bank of New York, in writing, at 101 Barclay Street, New York, New York 10286. If, after returning your proxy card, you find that you are able to attend the Annual Meeting in person and wish to personally vote your shares, you may revoke your proxy at that time and personally vote your shares at the Annual Meeting.

      I hope to see you at the Annual Meeting and to have the opportunity to introduce you to our management team and the other members of the Board of Directors. On behalf of your Board of Directors, we greatly appreciate your continued support.

                                        Sincerely yours,


                                        PAUL E. HANNESSON
                                        Chairman of the Board, President
                                        and Chief Executive Officer


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

                      COMMODORE APPLIED TECHNOLOGIES, INC.

                        150 East 58th Street, Suite 3238
                            New York, New York 10155

                                   ----------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                     To Be Held August 30, 2000, 10:30 A.M.
                                       at
                           The American Stock Exchange
                                86 Trinity Place
                            New York, New York 10006

                                   ----------

To the Stockholders of COMMODORE APPLIED TECHNOLOGIES, INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of Commodore Applied Technologies, Inc., a Delaware corporation (the "Company"), will be held at 10:30 a.m., local time, on Wednesday, August 30, 2000, at The American Stock Exchange, 86 Trinity Place, New York, New York 10006, for the following purposes:

1. To elect seven Directors to hold office until the Annual Meeting of Stockholders to be held in 2001 and until their respective successors are duly elected and have qualified;

2. To ratify the appointment of Tanner + Co. as the Company's independent auditors for the year ending December 31, 2000; and

3. To consider and transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.


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

      The Board of Directors has fixed the close of business on July 28, 2000, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be open for examination for ten days preceding the Annual Meeting, during ordinary business hours, at the location of the executive offices of the Company set forth above and will also be available for inspection at the Annual Meeting.

                  By Order of the Board of Directors:

                                 GREGG M. ROSEN
                               Assistant Secretary

New York, New York
August 4, 2000

                                   ----------

                             YOUR VOTE IS IMPORTANT

      It is important that your shares be represented at the Annual Meeting, regardless of the number of shares you hold. Therefore, whether or not you plan to attend the Annual Meeting, please complete, sign, date and return the enclosed proxy card promptly in the enclosed self-addressed, postage-paid envelope provided for your convenience. Proxies may be revoked at any time before the shares subject to the proxy are voted, and stockholders who are present at the Annual Meeting may revoke their proxies at that time and vote in person if they desire.

                                   ----------


                                       f

                                     SUMMARY

      This summary highlights certain information contained in this Proxy Statement. It does not contain all of the information that is important to you. To understand the transactions fully and for a more complete description of the terms of the transactions, you should read carefully the entire Proxy Statement.

                               The Annual Meeting

Place and Time

      The Company will hold the Annual Meeting at The American Stock Exchange, 86 Trinity Place, New York, New York 10006, on Wednesday, August 30, 2000, convening at 10:30 a.m. (local time).

Matters to be Considered at the Annual Meeting

      At the Annual Meeting, the stockholders of the Company will consider and vote on the following:

      o     The election of seven Directors of the Company;

      o A proposal (the "Auditor Proposal") to ratify the selection of Tanner + Co. as the Company's auditors for the year that will end on December 31, 2000; and

      o Such other business as may properly come before the Annual Meeting or any adjournments thereof.

Vote Required

      Only holders of record of the Company's Common Stock at the close of business on July 28, 2000, will be entitled to notice of and to vote at the Annual Meeting.

      At the Annual Meeting:

      o each holder of record of Common Stock is entitled to one vote for each share of Common Stock in such stockholder's name;

      o the presence, either in person or by proxy, of the holders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting is necessary to constitute a quorum;

      o Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

                              Election of Directors

      The Company is soliciting proxies for the election of seven Directors of the Company. The nominees for election are all of the current members of the Board of Directors of the Company (the "Board of Directors" or the "Board"), which include Paul E. Hannesson, Bentley J. Blum, Shelby T. Brewer, Ph.D., Herbert A. Cohen, David L. Mitchell, Edward L. Palmer and William R. Toller.

                     Ratification of Appointment of Auditors

      The Board of Directors has appointed Tanner + Company as the Company's auditors for the year that will end on December 31, 2000. The Board of Directors recommends that the stockholders of the Company ratify such appointment.

                      COMMODORE APPLIED TECHNOLOGIES, INC.
                        150 East 58th Street, Suite 3238
                            New York, New York 10155

                                   ----------

                                 PROXY STATEMENT

                                   ----------

                                ANNUAL MEETING OF
        STOCKHOLDERS TO BE HELD ON WEDNESDAY, AUGUST 30, 2000, 10:30 a.m.

      This Proxy Statement is being furnished to the stockholders of Commodore Applied Technologies, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company from holders of outstanding shares of common stock, par value $0.001 per share, of the Company (the "Common Stock"), for use at the Annual Meeting of Stockholders to be held on Wednesday, August 30, 2000, 10:30 a.m., at The American Stock Exchange, 86 Trinity Place, New York, New York 10006, and at any adjournment or postponement thereof (the "Annual Meeting").

      The costs of preparing, assembling and mailing the proxy material will be borne by the Company. Solicitations will be made only by use of the mail except that, if deemed desirable, officers and other employees of the Company may solicit proxies by telephone, facsimile and/or other means of communication. Such persons will receive no compensation therefore in addition to their regular salaries, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will be made with banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to the beneficial owners of the stock held of record by such persons and to request authority for the execution of proxies. The Company will reimburse such persons for their reasonable expenses incurred in this regard.

      It is anticipated that the mailing to stockholders of this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card will commence on or about August 8, 2000. The Company's 1999 Annual Report to Stockholders accompanies but does not constitute a part of this Proxy Statement.

      The purpose of the Annual Meeting, and the matters to be acted upon at the meeting, are set forth in the attached Notice of Annual Meeting. As of the date of this Proxy Statement, the Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. A stockholder who executes a proxy may revoke such proxy at any time before the shares subject to the proxy are voted, by: (i) filing with the Secretary of the Company at the Company's principal executive offices (a) a written notice of revocation bearing a later date than the proxy or (b) a duly executed proxy relating to the same shares bearing a later date than the original proxy; or (ii) attending the Annual Meeting, withdrawing the proxy and voting in person. Attendance at the Annual Meeting will not in and of itself constitute revocation of a proxy. No revocation of a previously delivered proxy shall be effective unless the Secretary of the Company receives it before the shares subject to the proxy are voted at the Annual Meeting.

      Unless contrary instructions are indicated on the proxy cards, all shares represented by valid proxies received pursuant to this solicitation (and that have not been revoked in accordance with the procedures set forth above) will be voted "FOR" the election of the seven nominees for Director named herein, and "FOR" the ratification of the appointment of Tanner + Co. as the Company's independent auditors for the year ending December 31, 2000. If any other business shall properly come before the Annual Meeting, votes will be cast pursuant to said proxies in respect of any such other business in accordance with the judgment and in the discretion of the persons acting thereunder.

      The Company's executive offices are located at 150 East 58th Street, Suite 3238, New York, New York 10155, and its telephone number at that address is
(212) 308-5800.

                       OUTSTANDING STOCK AND VOTING RIGHTS

      The Board of Directors has set the close of business on July 28, 2000, as the record date (the "Record Date") for determining the stockholders of the Company entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. As of the Record Date there were 32,328,100 shares of Common Stock issued and outstanding, all of which are entitled to be voted at the Annual Meeting. Except as set forth below under the caption "Security Ownership of Certain Beneficial Owners and Management," the Company at the Record Date was not aware of any beneficial owner (as defined under the rules of the Securities and Exchange Commission) of more than 5% of the outstanding shares of Common Stock. Each share of Common Stock entitles the holder to one vote on each matter submitted to stockholders for a vote at the Annual Meeting.

      o A quorum of stockholders is necessary to take action at the Annual Meeting.

      o A quorum is established if at least a majority of the outstanding shares of Common Stock as of the Record Date is present in person or represented by proxy at the Annual Meeting.


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

      o Directors will be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

      o Ratification of the appointment of Tanner + Co. as the Company's independent auditors for the year ending December 31, 2000, will be approved or ratified, as the case may be, upon the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.

      o All other matters at the meeting will be decided by the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter.

      o Votes cast in person or by proxy at the Annual Meeting will be counted and certified by two Inspectors of Election, of which one is expected to be an employee of the Company and the other is expected to be an employee of The Bank of New York, the Company's transfer agent. The Inspectors of Election will also determine whether or not a quorum is present at the Annual Meeting.

      In accordance with Delaware law, abstentions and "broker non-votes" (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because such broker or other nominee does not have discretionary voting power with respect to that matter and has not received instructions from the beneficial owner) will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. Directions to withhold authority will have no effect on the election of Directors at the Annual Meeting because Directors are elected by a plurality of votes cast. For purposes of determining approval of a matter presented at the Annual Meeting, abstentions will be deemed present and entitled to vote and will, therefore, have the same legal effect as a vote "against" a matter presented at the Annual Meeting. Broker non-votes will be deemed not entitled to vote on the subject matter as to which the non-vote is indicated and, consequently, will not affect the outcome of the matter. If less than a majority of the outstanding shares of Common Stock as of the Record Date are represented at the Annual Meeting, a majority of the shares so represented may adjourn the Annual Meeting from time to time without further notice.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of Common Stock as of the Record Date by (i) each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock of the Company, (ii) each Director, (iii) each individual listed in the Summary Compensation Table herein, and (iv) all executive officers and Directors of the Company as a group, as reported by such persons. Unless otherwise indicated, the owners have sole voting and investment power with respect to their respective shares.

                                                                            Percentage of
                                                  Number of Shares           Outstanding
           Name and Address of                     of Common Stock     Shares of Common Stock
           Beneficial Owner(1)                  Beneficially Owned(2)     Beneficially Owned
--------------------------------------------  -----------------------  ----------------------
Commodore Environmental Services, Inc.......       15,456,677(3)                49.9%
Bentley J. Blum.............................       15,526,677(4)                50.0%
Paul E. Hannesson...........................        2,121,578(5)                 6.7%
James M. DeAngelis..........................          524,011(6)                 1.7%
Peter E. Harrod.............................          353,000(7)                 1.1%
William E. Ingram...........................          190,000(8)                   *
Kenneth L. Adelman, PhD.....................           70,000(9)                   *
Herbert A. Cohen............................           71,000(10)                  *
David L. Mitchell...........................           70,000(11)                  *
Edward L. Palmer............................           70,000(12)                  *
William R. Toller...........................           70,000(13)                  *
All executive officers and Directors as a
group (10 persons)..........................       19,066,266                   61.6%

*     Percentage ownership is less than 1%.


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

(1) Unless otherwise noted, the address of each beneficial owner is 150 East 58th Street, Suite 3400, New York, New York 10155.

(2) As used herein, the term beneficial ownership with respect to a security is defined by Rule 13d-3 under the Exchange Act of 1934, as amended, as consisting of sole or shared voting power (including the power to vote or direct the disposition of) with respect to the security through any contract, arrangement, understanding, relationship or otherwise, including a right to acquire such power(s) during the next 60 days. Unless otherwise noted, beneficial ownership consists of sole ownership, voting and investment rights.

(3) Excludes warrants to purchase an aggregate of 14,410,540 shares of Common Stock at exercise prices ranging from $1.28 per share. See "Certain Relationships and Related Transactions."

(4) Consists of: (i) 70,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Blum by the Company's 1998 Stock Option Plan (the "1998 Plan"); and (ii) Mr. Blum's indirect beneficial ownership of Common Stock based upon his beneficial ownership of 28,479,737 shares of Commodore Environmental Services, Inc. ("Environmental") common stock; and (iii) 4,500,000 shares of Environmental underlying currently exercisable options at $0.10 per share; and (iv) his spouse's ownership of 2,000,000 shares of common stock of Environmental, representing together 52.0% of the outstanding shares of Environmental common stock at the Record Date. Does not include 450,400 shares of Environmental common stock owned by Simone Blum, the mother of Mr. Blum, and 385,000 shares of Environmental common stock owned by Samuel Blum, the father of Mr. Blum. Mr. Blum disclaims any beneficial interest in the shares of Environmental common stock owned by his spouse, mother and father. The Board of Directors of Environmental has the power to direct the vote and to direct the disposition of the 15,456,677 shares of Common Stock of the Company owned directly by Environmental. Environmental's Board of Directors is currently composed of two directors, one of which is Mr. Blum. By virtue of Mr. Blum's beneficial ownership of approximately 52% of the outstanding shares of Environmental common stock and his position on the Board of Directors of Environmental, Mr. Blum is deemed to be the indirect beneficial owner of the shares of the Company's Common Stock owned directly by Environmental and shares voting and disposition power with the other member of Environmental's Board of Directors.

(5) Consists of: (i) 577,500 shares of Common Stock underlying currently exercisable stock options granted to Mr. Hannesson by the Company under the Company's 1998 Plan; and (ii) Mr. Hannesson's indirect beneficial ownership of Common Stock based upon his ownership of an aggregate of (a) 2,650,000 shares of Environmental common stock owned by Suzanne Hannesson, the spouse of Mr. Hannesson, (b) 2,650,000 shares of Environmental common stock owned by the Hannesson Family Trust (Suzanne Hannesson and John D. Hannesson, trustees) for the benefit of Mr. Hannesson's spouse, (c) 500,000 shares of Environmental common stock issued to the Hannesson Family Trust, and (d) additional stock options to purchase 525,705 shares of Environmental common stock at $0.10 per share, representing collectively 10% of the outstanding shares of Environmental common stock at the Record Date. Does not include 1,000,000 shares of Environmental common stock owned by each of Jon Paul and Krista Hannesson, the adult children of Mr. Hannesson. Mr. Hannesson disclaims any beneficial interest in the shares of Environmental common stock owned by or for the benefit of his spouse and children. It also does not include 2,400,000 shares of Common Stock underlying stock options granted to Mr. Hannesson by the Company that are not currently exercisable.

(6) Consists of (i) 381,250 shares of Common Stock underlying currently exercisable stock options granted to Mr. DeAngelis by the Company under the Company's 1998 Plan; and (ii) Mr. DeAngelis' indirect beneficial ownership of Common Stock based upon his ownership of 580,000 shares of Environmental.


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

(7) Consists of 353,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Harrod by the Company under the Company's 1998 Plan.

(8) Consists of 190,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Ingram by the Company under the Company's 1998 Plan.

(9) Consists of 70,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Adelman by the Company under the Company's 1998 Plan.

(10) Consists of (i) 1,000 shares of Common Stock; (ii) 70,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Cohen by the Company under the Company's 1998 Plan.

(11) Consists of 70,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Mitchell by the Company under the Company's 1998 Plan.

(12) Consists of 70,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Palmer by the Company under the Company's 1998 Plan.

(13) Consists of 70,000 shares of Common Stock underlying currently exercisable stock options granted to Mr. Toller by the Company under the Company's 1998 Plan.

Messrs. Blum and Hannesson are brothers-in-law.


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

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

      At this year's Annual Meeting, seven Directors will be elected to hold office for a term expiring at the Annual Meeting of Stockholders to be held in 2001, and until their respective successors are duly elected and have qualified. The Nominating Committee of the Board of Directors has nominated the individuals listed below as Directors to be elected at the Annual Meeting, six of whom are presently serving as Directors of the Company, and one of whom, Shelby T. Brewer, is currently an employee of the Company. Each Director shall be elected by a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. The persons named in the enclosed proxy card intend to vote the shares represented by valid proxies for the election of the persons listed below as Directors of the Company, unless the vote for such persons is expressly withheld.

      The Board of Directors has no reason to believe that any nominee will refuse or be unable to accept election; however, in the event that a nominee for Director is unable to accept election or if any other unforeseen contingencies should arise, it is intended that proxies will be voted for the remaining nominees and for such other person or persons as may be designated by the Board of Directors, unless the proxies instruct otherwise.

      The following information, including principal occupation or employment for the past five or more years, is furnished with respect to the following nominees for Directors:

Paul E. Hannesson -- Age 59
Director since March 1996

      PAUL E. HANNESSON has been a director of the Company since March 1996 and was appointed Chairman of the Board in November 1996. Mr. Hannesson also served as Chief Executive Officer of the Company from March to October 1996 and as President from March to September 1996, and was re-appointed Chief Executive Officer in November 1996 and President in May 1997. Mr. Hannesson has been a director of Commodore Environmental Services, Inc. ("Environmental") since February 1993 and was appointed its Chairman of the Board and Chief Executive Officer in November 1996. Mr. Hannesson also served as President of Environmental from February 1993 to July 1996 and was re-appointed President in May 1997. In July 1998 Mr. Hannesson resigned as Director and Officer of Environmental. Mr. Hannesson also currently serves as the Chairman of the Board and Chief Executive Officer of Commodore Separation Technologies, Inc. ("Separation") and Commodore Solution Technologies, Inc. ("Solution"). Mr. Hannesson was a private investor and business consultant from 1990 to 1993, and was also an officer and director of Specialty Retail Services, Inc. from

1989 to August 1991. He served as Chairman of the Board of Lanxide Corporation ("Lanxide"), a research and development company developing metal and ceramic materials, from 1983 to February 1998. Mr. Hannesson is the brother-in-law of Bentley J. Blum, a director of the Company.

Bentley J. Blum -- Age 59
Director since March 1996

      BENTLEY J. BLUM has served as a director of the Company since March 1996 and served as its Chairman of the Board from March to November 1996. Mr. Blum has served as a director of Environmental since 1984 and served as its Chairman of the Board from 1984 to November 1996. Mr. Blum also currently serves as a director of Separation, Solution and Commodore CFC Technologies, Inc, ("CFC Technologies"). For more than 15 years, Mr. Blum has been actively engaged in real estate acquisitions and currently is the sole stockholder and director of a number of corporations which hold real estate interests, oil drilling interests and other corporate interests. Mr. Blum is a director of Lanxide; Federal Resources Corporation, a company formerly engaged in manufacturing, retail distribution and natural resources development; Specialty Retail Services, Inc., a former distributor of professional beauty products; and North Valley Development Corp., an inactive real estate development company. Mr. Blum is a principal stockholder of Environmental. Mr. Blum is the brother-in-law of Paul
E. Hannesson, who is the Chairman of the Board, President and Chief Executive Officer of the Company.

Shelby T. Brewer -- Age 62

      SHELBY T. BREWER, Ph.D., was appointed Chairman and CEO of Commodore Nuclear, Inc., ("Commodore Nuclear") in April 2000. Commodore Nuclear is a wholly owned subsidiary of the Company. Commodore Nuclear has oversight over Commodore Advanced Sciences, Inc., ("Advanced Sciences") and Solution. From 1996 to March 2000, Dr. Brewer was President of S. Brewer Enterprises, a consulting firm he founded that is engaged in supporting mergers and acquisitions, arranging private and public financing, forming joint ventures abroad, re-positioning established companies, and helping foster new technology enterprises. Dr. Brewer served as President and CEO of the nuclear power businesses of ABB Combustion Engineering from 1985 to 1995. From 1981 to 1984, Dr. Brewer served as Assistant Secretary of Energy in the Reagan administration, holding the top nuclear post in the U.S. government. Prior to his appointment by President Reagan, Dr. Brewer achieved positions of increasing line responsibility in private industry, the U.S. Navy, and the Atomic Energy Commission. Dr. Brewer holds Ph.D. and M.S. degrees in nuclear engineering from the Massachusetts Institute of Technology. He holds a B.S. degree in mechanical engineering and a B.A. in humanities from Columbia University.

Herbert A. Cohen -- Age 67
Director since July 1996

      HERBERT A. COHEN has served as a director of the Company since July 1996. From July 1996 until July 1998, he served as a Director of Environmental. In March of 1998 Mr. Cohen joined the Board of Directors of Separation where he served until March 2000 when he resigned. Mr. Cohen has been a practicing negotiator for the past three decades acting in an advisory capacity in hostage negotiations and crisis management. He has been an advisor to United States Presidents Carter and Reagan in the Iranian hostage crisis, the government's response to the skyjacking of TWA Flight 847 and the seizure of the Achille Lauro. Mr. Cohen's clients have included large corporations and government agencies such as the Department of State, the Federal Bureau of Investigation, the Conference of Mayors, the Bureau of Land Management, Lands and Natural Resources Division in conjunction with the EPA, and the United States Department of Justice. In addition, Mr. Cohen was an advisor and consultant to the Strategic Arms Reduction Talks negotiating team. Mr. Cohen holds a law degree from New York University School of Law, and has lectured at numerous academic institutions.

David L. Mitchell -- Age 78
Director since July 1996

      DAVID L. MITCHELL has served as a director of the Company since July 1996. From July 1996 until July 1998, he served as a Director of Environmental. In April 1997 Mr. Mitchell joined the Board of Directors of Separation where he served until March 2000 when he resigned. Mr. Mitchell has also served as a consultant to the Company from July 1997 to July 1998. For the past sixteen years, Mr. Mitchell has been President and co-founder of Mitchell & Associates, Inc., a banking firm providing financial advisory services in connection with corporate mergers, acquisitions and divestitures. Prior to forming Mitchell & Associates in 1982, Mr. Mitchell was a Managing Director of Shearson/American Express Inc. from 1979 to 1982, a Managing Director of First Boston Corporation from 1976 to 1978, and a Managing Director of the investment banking firm of S.G. Warburg & Company from 1965 to 1976. Mr. Mitchell holds a bachelor's degree from Yale University.

Edward L. Palmer -- Age 82
Director since August 1998

      EDWARD L. PALMER joined the board in August 1998. Mr. Palmer currently serves as President of the Mill Neck Consulting Group, founded in 1983. Mr. Palmer retired in September 1982 as Chairman of the Executive Committee and Director of CitiCorp and Citibank, N.A. after 23 years of service. Mr. Palmer served as Vice President of the New York Trust, serving in several executive positions since 1940. Mr. Palmer is Trustee Emeritus of Brown University, The New York Philharmonic and The

Metropolitan Museum of Art. Mr. Palmer served as Director of Borg-Warner Corp., CitiCorp, Corning Incorporated, Del Monte Corp., First Boston Corp., Grindlays Banks, plc, Kissinger Associates, Monsanto Co., Mutual Life Ins., Phelps Dodge Corp., Union Pacific Corp., and Washington National Bank Corp.

William R. Toller -- Age 69
Director since March 1998

      WILLIAM R. TOLLER joined the Board of Directors of the Company in March 1998. Mr. Toller served as a member of the Board of Directors of Separation from April 1997 until March 2000. He served as a consultant to Environmental from July 1997 until February 1998. Mr. Toller served as the Vice Chairman of Lanxide from July 1997 to February 1998. Mr. Toller also currently serves as Chairman and Chief Executive Officer of Titan Consultants, Inc. (August 1996 - Present). Mr. Toller had been the Chairman and Chief Executive Officer of Witco Corporation since October 1990 and retired in July 1996. Mr. Toller joined Witco in 1984 as an executive officer when it acquired the Continental Carbon Company of Conoco, Inc., where he had been its President and an officer since 1955. Mr. Toller is a graduate of the University of Arkansas with a Bachelor's degree in Economics, and the Stanford University Graduate School Executive Program. Mr. Toller serves on the Boards of Directors of Chase Industries, Inc., Fuseplus, Inc., where he is also Chairman of the Organization and Compensation Committee, and the United States Chamber of Commerce, where he is also a member of the Labor Relations and International Policy Committees. Mr. Toller is also a member of the Board of Trustees and the Executive and Finance Committees of the International Center for the Disabled, a member of the Board of Associates of the Whitehead Institute for Biomedical Research, a member of the National Advisory Board of First Commercial Bank in Arkansas, a member of the Dean's Executive Advisory Board and the International Business Committee at the University of Arkansas, College of Business Administration, and a member of the Board of Presidents of the Stamford Symphony Orchestra.

      Each director is elected to serve for a term of one year or until his or her successor is duly elected and qualified. The Company's Officers are elected by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements. Currently, none of the Company's officers have employment agreements. Messrs. Hannesson and Blum are brothers-in-law. No family relationship exists among any other Directors or executive Officers of the Company.

      The Board of Directors recommends that stockholders vote "FOR" the election of the nominees for directors listed above.

              INFORMATION REGARDING BOARD MEETINGS, COMMITTEES AND
                                   MANAGEMENT

      The Board of Directors held eleven meetings and took certain actions by written consent during the year ended December 31, 1999. Each incumbent Director attended, either in person or by telephone, at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period for which he has been a Director) and (ii) the total number of meetings held by all committees of the Board on which he served (during the periods that he served).

Committees of the Board

      Audit Committee. The Board of Directors has a standing Audit Committee (the "Audit Committee") that is presently composed of David L. Mitchell (Chairman), William R. Toller, and Mr. Herbert Cohen, none of whom is an employee of the Company. The Audit Committee held two meetings during 1999. The responsibilities of the Audit Committee include recommending to the Board of Directors the firm of independent accountants to be retained by the Company, reviewing with the Company's independent accountants the scope and results of their audits, reviewing with the independent accountants and management the Company's accounting and reporting principles, policies and practices, as well as the Company's accounting, financial and operating controls and staff, supervising the Company's policies relating to business conduct and dealing with conflicts of interest relating to officers and Directors of the Company.

      Compensation, Stock Option and Benefits Committee. The Board of Directors also has a standing Compensation, Stock Option and Benefits Committee (the "Compensation Committee") that is presently composed of Herbert A. Cohen (Chairman), David L. Mitchell and William R. Toller, none of whom is an employee of the Company. The Compensation Committee held two meetings during 1999. The responsibilities of the Compensation Committee include establishing and reviewing employee and consultant/advisor compensation, bonuses and incentive compensation awards, administering and interpreting the Company's 1998 Stock Option Plan (the "1998 Plan"), and determining the recipients, amounts and other terms (subject to the requirements of the 1998 Plan) of options that may be granted under the Plan from time to time and providing guidance to management in connection with establishing additional benefit plans.

      Executive and Finance Committee. The Board of Directors has an Executive and Finance Committee (the "Executive and Finance Committee") that is presently composed of Paul E. Hannesson (Chairman), Bentley J. Blum and David L. Mitchell. Mr. Hannesson is the Chairman of the Board, President and Chief Executive Officer of the Company. Messrs. Blum and Mitchell are not employees of the Company. The Executive and Finance Committee held no meetings during 1999. The Executive and Finance Committee has the authority and responsibility of the full Board of Directors to supervise and oversee the financial practices and policies of the Company, to oversee the adoption of significant accounting policies, and to manage the Company between meetings of the Board of Directors, subject to certain limitations. In the absence of the a Nominating Committee, the Executive and Finance Committee also has the authority and responsibility for making recommendations to the Board of Directors regarding nominees to serve as Directors of the Company. The Executive and Finance Committee will consider nominees for Directors recommended by stockholders.

      Nominating Committee. The Board of Directors does not have a standing nominating committee, but formed an Ad Hoc Nominating Committee in 2000 for the purpose of recommending nominees for Directors of the Company. The members of the Ad Hoc Nominating Committee for the year 2000 are Hebert A. Cohen, David L. Mitchell and Bentley J. Blum.

      Compensation of Directors

      Non-management Directors of the Company received Director's fees of $375 per meeting for attendance at Board of Directors meetings from January 1999 through December 1999 and are reimbursed for actual expenses incurred in respect of such attendance. The Company does not separately compensate employees for serving as Directors.

      Current Management

      The names and ages of the executive officers of the Company and certain senior executive officers of the Company's operating subsidiaries, and their positions with the Company and/or the Company's subsidiaries as of July 28, 2000, are as follows:

       Name                         Age    Position
       ----                         ---    --------

Paul E. Hannesson                   59     Chairman of the Board, President and
                                                Chief Executive Officer

Shelby T. Brewer                    62     Chairman of the Board and Chief
                                           Executive Officer
                                           Commodore Nuclear, Inc.

James M. DeAngelis                  39     Senior Vice President,
                                           Chief Financial Officer, Treasurer
                                           and Secretary

William E. Ingram                   54     Vice President and Controller

Peter E. Harrod, P.E.               50     President of Advanced Sciences and
                                           President and Chief Operating Officer
                                           of Solution

      See "Proposal 1--Election of Directors" above for certain biographical information concerning PAUL E. HANNESSON and SHELBY T. BREWER.

      JAMES M. DEANGELIS was appointed Vice President-Finance and Treasurer of the Company in July 1998 and was promoted to the additional positions of Chief Financial Officer and Secretary in December 1998. Mr. DeAngelis has also served as Senior Vice President-Sales & Marketing of Separation since July 1996, after having served as its Vice President-Marketing since November 1995. Mr. DeAngelis has also served as the President of CFC Technologies since September 1994, and served as Vice President-Marketing of Environmental from September 1992 to September 1995. Prior to September 1992, Mr. DeAngelis holds a Masters in International Management degree from the American Graduate School of International Management. Mr. DeAngelis holds B.S. degrees in Biology and Physiology from the University of Connecticut.

      WILLIAM E. INGRAM served as the Company's Vice President and Controller from October 1996 to March 1997, as its Vice President--Finance from March to May 1997, and was re-appointed Vice President and Controller in June 1997. Mr. Ingram has also served as Vice President and Controller of Separation, Solution and CFC Technologies since June 1997 and served as Vice President and Controller of Environmental from June 1997 to June 1998. Prior to such time, from January 1995 to September 1996, Mr. Ingram was Chief Financial Officer of HydroChem Industrial Services, Inc., a privately owned company providing high-pressure water and chemical cleaning services primarily to the petrochemical industry. Mr. Ingram was Vice President and Region Controller for Chemical Waste Management, Inc. ("CWM") from September 1983 to December 1994. CWM, a subsidiary of Waste Management, Inc., provides hazardous waste treatment and disposal services to a wide range of government and industrial customers. Mr. Ingram also spent two years with the solid waste operations of Waste Management, Inc. Mr. Ingram is a Certified Public Accountant and has a M.B.A. from the University of Florida and a B.S. in Accounting from Florida Southern College.

      PETER E. HARROD, P.E. has served as an executive officer of Advanced Sciences since 1991 and as its President since October 1996. Mr. Harrod was appointed President and Chief Operating Officer of Solution in April 1998, after having served as its Senior Vice President since November 1997. Prior to such time, Mr. Harrod held numerous executive positions in environmental engineering, hazardous waste remediation, design engineering and construction management companies, including ABB Environmental Services, Inc. from 1983 to 1991, Neil & Gunter, Inc. from 1981 to 1983 and E.C. Jordan Co. from 1975 to 1981. Mr. Harrod is currently a member of the National Society of Professional Engineers and the American Society of Civil Engineers, and is the author of several environmental, remediation and design engineering publications. Mr. Harrod received M.S. and B.S. degrees in Civil Engineering from the University of Vermont.

      The Company's officers are elected by, and serve at the pleasure of, the Board of Directors, subject to the terms of any employment agreements. Messrs. Hannesson and Blum are brothers-in-law. No family relationship exists among any other Directors or executive officers of the Company. No arrangement or understanding exists between any executive officer and any other person pursuant to which any executive officer was selected as an executive officer of the Company.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Exchange Act of 1934, as amended (the "Exchange Act") requires the Company's Directors and executive officers, and persons who own more than 10% of the outstanding shares of the Company's Common Stock, to file initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of Common Stock with the Securities and Exchange Commission (the "Commission") and each securities exchange on which the Company's Common Stock is traded. Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during the year ended December 31, 1999, and upon a review of Forms 5 and amendments thereto furnished to the Company with respect to the year ended December 31, 1999, or upon written representations received by the Company from certain reporting persons that no Forms 5 were required for those persons, the Company believes that no director, executive officer or holder of more than 10% of the outstanding shares of Common Stock failed to file on a timely basis the reports required by Section 16(a) of the Exchange Act during, or with respect to, the year ended December 31, 1999, except for the following: (i) William E. Ingram, the Vice President and Controller of the Company, who inadvertently failed to file a Form 5 with regard to a transaction that occurred in December 1999 and who inadvertently failed to file a Form 3 upon becoming an officer of the Company in October 1996; (ii) James E. DeAngelis, the Chief Financial Officer of the Company, who inadvertently failed to file a Form 5 with regard to a transaction that occurred in December 1999 and who inadvertently failed to file a Form 3 upon becoming an officer of the Company in July 1998; and (iii) Paul E. Hannesson, the Chairman of the Board, President and Chief Executive Officer of the Company, who inadvertently failed to file a form 5 with regard to a transaction that occurred in July 1999.

                   EXECUTIVE COMPENSATION AND RELATED MATTERS

SUMMARY COMPENSATION

      The following table sets forth the amount of all compensation paid by the Company and/or its affiliates and allocated to the Company's operations for services rendered during each of 1999, 1998, and 1997 to all persons serving as the Company's Chief Executive Officer during 1999, to each of the Company's four most highly compensated executive Officers other than the Chief Executive Officer whose total salary and bonus compensation exceeded $100,000 during any such year.

                           Summary Compensation Table

                                          Annual Compensation                             Long-Term Compensation
                                 -------------------------------------------  --------------------------------------------
                                                                   Other      Restricted  Securities     LTIP       All
                                                                   Annual       Stock     Underlying     Pay-      Other
    Name and Principal                   Salary       Bonus     Compensation    Awards      Options      outs  Compensation
         Position                Year      ($)         ($)          ($)           ($)         (#)         ($)       ($)
-------------------------------  ----  -----------  ----------  ------------  ----------  ----------  -------  ------------
Paul E. Hannesson                1999  331,416(1)       -0-       12,000(3)       -0-      2,400,000      -0-    33,638(4)
Chief Executive Officer          1998  250,256(1)       -0-        7,700(3)       -0-        577,500      -0-        -0-
                                 1997  250,526(1)   63,356(2)     15,205(3)       -0-             -0-     -0-        -0-

Kenneth L. Adelman, Ph.D.        1999       -0-         -0-      238,756(8)       -0-             -0-     -0-        -0-
Former Executive Vice            1998  179,854(5)       -0-           -0-         -0-         70,000(7)   -0-        -0-
President                        1997   83,444(5)   54,937(6)         -0-         -0-        150,000      -0-        -0-

William E. Ingram (9)            1999  150,426(10)      -0-           -0-         -0-        100,000      -0-        -0-
Vice President & Controller      1998   82,500(10)      -0-           -0-         -0-        150,000      -0-        -0-
                                 1997   82,500(10)  16,500(11)        -0-         -0-        150,000      -0-        -0-

Peter E Harrod(12)               1999  170,501(13)      -0-           -0-         -0-        200,000      -0-        -0-
President ASI                    1998  170,653(13)      -0-           -0-         -0-        255,000      -0-        -0-
                                 1997  150,807(13)  45,000(14)        -0-         -0-        125,000      -0-        -0-

James M. DeAngelis(15)           1999  147,614(16)      -0-           -0-         -0-        200,000      -0-    12,225(17)
Senior Vice President & Chief    1998   72,500(16)      -0-           -0-         -0-        181,250      -0-        -0-
Financial Officer                1997       -0-         -0-           -0-         -0-             -0-     -0-        -0-

(1) Represents the amount of Mr. Hannesson's base salary allocated to the Company (100% in 1999). Mr. Hannesson's total base salary for 1997 and 1998 was $395,000 and $434,500, (25% of base salary was deferred as of October 5, 1998; base salary adjusted to $330,000), respectively. Certain portions of such base salary were also allocated to Environmental and Separation. The Company has recorded a liability for $344,000 representing amounts owed to Mr. Hannesson under his employment contract, but deferred per agreement. See "Certain Relationships and Related Transactions--Services Agreement."

(2) Represents the amount of Mr. Hannesson's annual incentive bonus allocated to the Company. Mr. Hannesson's total annual incentive bonus for 1997 and 1998 was $100,000 and $0 respectively. Certain portions of his 1997 annual incentive bonus was allocated to Environmental and Separation.

(3) Represents the amount of Mr. Hannesson's automobile allowance allocated to the Company. Mr. Hannesson's total automobile allowance for 1997 was $24,000 and for 1998 was $12,000, certain portions of which were also allocated to Environmental and Separation.

(4)   Represents moving allowances paid to Mr. Hannesson in 1999.

(5) Represents the amount of Dr. Adelman's base salary allocated to the Company. Dr. Adelman's total base salary for 1997 and 1998 was $151,980 and $400,500 respectively. Certain portions of such base salary were also allocated to Environmental and Separation. Dr. Adelman resigned his management positions effective December 31, 1998.

(6) Represents the amount of Dr. Adelman's annual incentive bonuses allocated to the Company. Dr. Adelman's total annual incentive bonus for 1997 and 1998 was $100,000 and $0 respectively. Certain portions of such annual incentive bonuses were also allocated to Environmental and Separation. Dr. Adelman resigned his management positions effective December 31, 1998.

(7) Represents shares of Common Stock underlying stock options granted to Dr. Adelman by the Company in his capacity as a director of the Company.

(8) Represents amounts paid to Mr. Adelman in 1999 in satisfaction of his employment agreement.

(9) Mr. Ingram served as Vice President and Controller from October 1996 to March 1997, as Vice President-Finance from March to May 1997, and as Vice President and Controller of the Company from June 1997 to present.

(10) Represents the amount of Mr. Ingram's base salary allocated to the Company. Mr. Ingram's total base salary for 1999, 1998 and 1997 was $150,000. Certain portions of such base salary in 1998 and 1997 were also allocated to Environmental and Separation.

(11) Represents the amount of Mr. Ingram's annual incentive bonuses allocated to the Company. Mr. Ingram's total annual incentive bonus for 1997, 1998 and 1999 was $30,000, $0 and $0 respectively. Certain portions of his 1997 annual incentive bonus was allocated to Environmental and Separation.

(12) Mr. Harrod served as President of Advanced Sciences, Inc., a wholly owned subsidiary of the Company, from November 1996 to present and serves as President of Commodore Solution Technologies, Inc., a wholly owned subsidiary of the Company since January 1999.

(13) Represents the amount of Mr. Harrod's base salary allocated to the Company, through its wholly owned subsidiary, Advanced Sciences. Mr. Harrod's total base salary for 1996, 1997 and 1998 was $134,500, $150,000, and $170,000 respectively.

(14) Represents the amount of Mr. Harrod's annual incentive bonus allocated to the Company. Mr. Harrod's total annual incentive bonus, under Advanced Sciences (a wholly owned subsidiary of the Company) management bonus program, for 1997, 1998 and 1999 was $45,000, $0, and $0 respectively.

(15) Mr. DeAngelis served as Vice President and Treasurer of the Company since July 1998.

(16) Represents the amount of Mr. DeAngelis' base salary allocated to the Company. Mr. DeAngelis' total base salary for 1999 and 1998 was $145,000.

(17)  Represents moving allowances paid to Mr. DeAngelis in 1999.

STOCK OPTIONS

The following table sets forth certain information concerning options granted during the year ended December 31, 1999, to the individuals listed in the Summary Compensation Table pursuant to the 1998 Plan. The Company has no outstanding stock appreciation rights and granted no stock appreciation rights during the year ended December 31, 1999.

                        Option Grants in Last Fiscal Year

                                           Individual Grants
                    --------------------------------------------------------------------------
                                                                                                 Potential Realizable Value at
                                                                                                             Assumed
                       Number of           Percent of                                                    Annual Rates of
                      Securities         Total Options        Exercise of                         Stock Price Appreciation for
                      Underlying            Granted to            Base                                    Option Term(6)
                        Options            Employees in          Price         Expiration       -------------------------------
      Name            Granted (#)         Fiscal Year(5)         ($/Sh)           Date                 5% ($)        10% ($)
------------------  ------------------  -------------------  ---------------  ----------------  ----------------  -------------

Paul E. Hannesson     2,400,000(1)             74%               0.500          07/13/03             1,050,423     1,387,464

Peter E. Harrod         200,000(2)              6%               0.688          12/14/08               113,715       244,388

James M. DeAngelis      200,000(3)              6%               0.688          12/14/08               113,715       244,388

William E. Ingram       100,000(4)              3%               0.688          12/14/08                56,858       122,194

(1) Options to purchase 2,400,000 shares of Common Stock were granted to Mr. Hannesson in July 1999 pursuant to the 1998 Plan and are exercisable in four (4) 500,000 share increments when the Company's stock price reaches $2, $3, $4 and $5 per share. The remaining 400,000 shares are exercisable upon the successful power fund financing in the amount of approximately $90 million or other criteria as determined by the Board of Directors.

(2) Options to purchase 200,000 shares of Common Stock were granted to Mr. Harrod in December 1999 pursuant to the 1998 Plan and are fully vested.

(3) Options to purchase 200,000 shares of Common Stock were granted to Mr. DeAngelis in December 1999 pursuant to the 1998 Plan and are fully vested.

(4) Options to purchase 100,000 shares of Common Stock were granted to Mr. Ingram in December 1999 pursuant to the 1998 Plan and are fully vested.

(5) Percentages based on 3,259,323 stock options granted (the 1998 Plan) during the year ended December 31, 1999.

(6) The closing price for the Company's Common Stock on December 31, 1999 was $0.81. The closing price is used for all the subsequent stock appreciation calculations.

The following table sets forth certain information concerning the exercise of options and the value of unexercised options held under the Plan at December 31, 1999, by the individuals listed in the Summary Compensation Table.

   Aggregated Option Exercises In Last Fiscal Year and Fiscal Year-End Option
                                     Values

                                                                     Number of
                                                               Securities Underlying        Value of Unexercised
                                                                Unexercised Options         In-the-Money Options
                             Shares             Value          at Fiscal Year-End(#)        at Fiscal Year-End($)
                           Acquired on         Realized            Exercisable/                  Exercisable/
     Name                  Exercise (#)         ($)(1)             Unexercisable               Unexercisable(2)
------------------------- --------------   ---------------  --------------------------  ------------------------

Paul E. Hannesson              -0-               -0-            577,500 / 2,400,000          $215,119 / $744,000

Kenneth L. Adelman, Ph.D.      -0-               -0-                    70,000 / -0-                $26,075 / $0

William E. Ingram              -0-               -0-               190,000 / 60,000            $45,725 / $22,350

James M. DeAngelis             -0-               -0-                   381,250 / -0-                $91,916 / $0

Peter E. Harrod                -0-               -0-              353,000 / 102,000            $81,393 / $37,995

      (1) Represents the difference between the last reported sale price of the Common Stock on December 31, 1999 ($0.81) and the exercise price of the option ($0.4375 to $0.688), multiplied by the applicable number of options exercised.

      (2) Represents the difference between the exercise price and the closing price on December 31, 1999, multiplied by the applicable number of securities.

EMPLOYMENT AGREEMENTS

      PAUL E. HANNESSON, the Company's Chairman of the Board, President and Chief Executive Officer, entered into an employment agreement with Environmental on November 18, 1996 for a term expiring on December 31, 1999. Pursuant to such employment agreement, Mr. Hannesson agreed to devote his business and professional time and efforts to the business of Environmental as a senior executive officer, and to serve in senior executive positions with one or more of Environmental's subsidiaries at the time, including the Company. The employment agreement provides that Mr. Hannesson would receive, among other things, a base salary at an annual rate of $395,000 through December 31, 1997, and will receive not less than $434,500 through December 31, 1998 and not less than $477,950 through December 31, 1999, for services rendered to Environmental and certain of its affiliates, including the Company. Pursuant to the employment agreement, Mr. Hannesson received, among other things: (i) a signing bonus of
(a) $150,000 cash and (b) options to purchase 950,000 shares of Common Stock of Environmental, which options vested on the date of his employment agreement; and
(ii) options to purchase an aggregate of 2,500,000 shares of Environmental Common Stock, exercisable in installments over a period of five years commencing on the date of his employment agreement. Mr. Hannesson also received options to purchase Common Stock of the Company and Separation in the amount of 1.0% of each company's total outstanding shares of Common Stock on the date of grant, and was eligible to receive incentive compensation of up to $225,000 per year, but not less than $25,000 per year, for achieving certain goals.

      In June 1998, Mr. Hannesson's Employment Agreement was assigned from Environmental to Applied. On September 28, 1998, Separation was sold by Applied to Environmental and effective as of that date the costs associated with Mr. Hannesson's employment agreement ceased being allocated to Separation. Effective June 30, 1998, the Company accepted an Assignment from Commodore Environmental Services, Inc. ("COES") of the Employment Agreement between Mr. Hannesson, the Company's Chairman and CEO, and COES. The Company accepted the Assignment in view of the fact that Mr. Hannesson had resigned as an officer and director of COES and for some time had been and has continued to devote full time as a director and officer of the Company. The Company's Board of Directors approved the Company's acceptance of the assignment of Mr. Hannesson's Employment Agreement. Mr. Hannesson's Employment Agreement expired on December 31, 1999, and provided for an annual base salary of $477,950 in the third year of that contract ending December 31, 1999. A portion of Mr. Hannesson's base salary for 1998 (25% of base salary $434,500, was deferred as of October 5, 1998; base salary adjusted to $330,000). Also, a portion of Mr. Hannesson's base salary for 1999 ( 31% of $477,950, was deferred as of January 1, 1999; base salary adjusted to $330,000). At December 31, 1999, the Board has approved recognition of a deferred compensation liability to Mr. Hannesson of $343,000. This represents, among other things, monies due Mr. Hannesson for deferred base salary, approved relocation costs and guaranteed minimum bonuses.

      MICHAEL D. FULLWOOD, the Company's Senior Vice President, Chief Financial and Administrative Officer, Secretary and General Counsel, entered into an employment agreement with Environmental on May 7, 1997, for an initial term expiring on April 30, 1999. Mr. Fullwood resigned as an employee of the Company effective July 10, 1998, thus voiding the employment contract.

      KENNETH L. ADELMAN, Ph.D., the Company's Executive Vice President-Marketing and International Development, entered into an employment agreement with the Company on May 7, 1997, for a term expiring on April 30, 2000. Pursuant to such employment agreement, Dr. Adelman agreed to devote his business and professional time and efforts to the business of the Company as its Executive Vice President--Marketing and International Development. The employment agreement provided that Dr. Adelman would receive, among other things, a fixed base salary at an annual rate of $250,000 for services rendered to the Company. Pursuant to the employment agreement, Dr. Adelman received options to purchase an aggregate of 150,000 shares of Common Stock of the Company, exercisable in installments over a period of five years commencing on the date of his employment agreement. Dr. Adelman also received options to purchase 700,000 shares of Common Stock of Environmental, exercisable in installments over a period of five years commencing on the date of his employment agreement. Dr. Adelman is also eligible to receive incentive compensation of up to $150,000 per year for achieving certain goals, but in no event less than $100,000, regardless of whether such goals are attained. Dr. Adelman resigned his management positions in the Company as of December 31, 1998 and received severance pay and benefits that terminated June 30, 1999.

      JAMES M. DEANGELIS, the Company's Vice President and Chief Financial Officer, Treasurer and Secretary, entered into an Employment Agreement with Separation in September of 1996. Effective June 30, 1998, the Company accepted an Assignment from the Company's then 70%-owned subsidiary, Separation, of an Employment Agreement between James M. DeAngelis and Separation. The Company accepted the Assignment of Mr. DeAngelis' Employment Agreement in view of the fact that Mr. DeAngelis was appointed as the Vice President Finance of the Company effective June 30, 1998, and on that date began to work almost exclusively for the Company. The Company's Board of Directors approved the Company's acceptance of the assignment of Mr. DeAngelis' Employment Agreement. Mr. DeAngelis' Employment Agreement expired on December 31, 1999. It provided for an annual base salary of $145,000.

      WILLIAM E. INGRAM, the Company's Vice President and Controller, entered into an Employment Agreement with the Company in September of 1996. Mr. Ingram's Employment Agreement expired on December 31, 1999. It provided for an annual base salary of $150,000.

      The Company has decided to no longer use employment contracts in the normal course of business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The individuals who served as members of the Compensation, Stock Option and Benefits Committee (the "Compensation Committee") during the year ended December 31, 1999, were Herbert A. Cohen (Chairman), David L. Mitchell, and William R. Toller. At December 31, 1999, the members of the Compensation Committee were Messrs. Cohen (Chairman), Mitchell and Toller. Messrs. Cohen, Mitchell and Toller also constituted the Compensation, Stock Option and Benefits Committee of Environmental, and Messrs. Mitchell and Toller also constituted the Compensation, Stock Option and Benefits Committee of Separation at December 31, 1999. Mr. Mitchell served as a consultant to the Company from July 15, 1997 to August 14, 1998, and received compensation in the amount of $10,000 per month for services rendered to the Company in such capacity.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      The Compensation Committee was established in November 1996 and is responsible for, among other things, establishing the compensation policies applicable to executive officers of the Company. The Compensation Committee was composed of Herbert A. Cohen (Chairman), David L. Mitchell and William R. Toller as of December 31, 1999, all of whom were non-employee Directors of the Company. All decisions of the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by, and are subject to the final approval of, the full Board of Directors of the Company. Set forth below is a report prepared by Mr. Cohen, Mr. Mitchell and Mr. Toller in their capacities as members of the Compensation Committee at December 31, 1999, addressing the Company's compensation policies for 1999 as they affected the Company's executive officers.

OVERVIEW AND PHILOSOPHY

The Company's executive compensation program is designed to be linked to corporate performance and returns to stockholders. Of particular importance to the Company is its ability to grow and enhance its competitiveness for the rest of the decade and beyond. Shorter-term performance, although scrutinized by the Compensation Committee, stands behind the issue of furthering the Company's strategic goals. To this end, the Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified performance goals.

      The objectives of the Company's executive compensation program are to:

      o     attract, motivate and retain the highest quality executives;

      o motivate them to achieve tactical and strategic objectives in a manner consistent with the Company's corporate values; and

      o link executive and stockholder interest through equity-based plans and provide a compensation package that recognizes individual contributions as well as overall business results.

      To achieve these objectives, the Company's executive compensation program is designed to:

      o focus participants on high priority goals to increase stockholder value;

      o encourage behavior that exemplifies the Company's values relating to customers, quality of performance, employees, integrity, teamwork and good citizenship;

      o assess performance based on results and pre-set goals that link the business activities of each individual to the goals of the Company; and

      o increase stock ownership to promote a proprietary interest in the success of the Company.

EXECUTIVE OFFICER COMPENSATION

      Each year the Compensation Committee conducts a full review of the Company's executive compensation program. This review includes a comprehensive evaluation of the competitiveness of the Company's compensation program and a comparison of the Company's executive compensation to certain other public companies, which, in the view of the Compensation Committee, represent the Company's most direct competitors for executive talent. It is the Compensation Committee's policy to target overall compensation for executive officers of the Company taking into account the levels of compensation paid for such positions by such other public companies. A variety of other factors, however, including position and time in position, experience, and both Company performance and individual performance, will have an impact on individual compensation amounts.

      The key elements of the Company's executive compensation program in 1999 consisted of base salary, annual incentive compensation and long-term incentive compensation in the form of stock options. The Compensation Committee's policies with respect to each of these elements, including the basis for the compensation awarded to the Company's Chief Executive Officer, are discussed below.

      BASE SALARIES. Base salaries for executive officers are established by evaluating, on an annual basis, the performance of such individuals (which evaluation involves management's consideration of such factors as responsibilities of the positions held, contribution toward achievement of the Company's strategic plans, attainment of specific individual objectives and interpersonal managerial skills), and by reference to the marketplace for executive talent, including a comparison to base salaries for comparable positions at other similar public companies.

      In 1999, total compensation was paid to executives primarily based upon the terms of their employment agreements with the Company, if any, and upon individual performance and the extent to which the business plans for their areas of responsibility were achieved or exceeded. On balance, performance goals were substantially met or exceeded and therefore compensation was paid accordingly.

      Mr. Hannesson, the Chairman of the Board, President and Chief Executive Officer of the Company, and the Chairman of the Board and Chief Executive Officer of Solution, Separation and CFC Technologies, received annual compensation based upon, among other things, the terms of his employment agreement with the Company. Pursuant to the terms of his employment agreement, Mr. Hannesson was entitled to receive a base salary at an annual rate of not less than $434,500 through December 31, 1999. Mr. Hannesson agreed to a base salary deferment so that, effective October 5, 1998, he received a base salary at an annual rate of $330,000 for services rendered to the Company.

      The members of the Compensation Committee establish the amount actually received by Mr. Hannesson each year as base salary for services rendered to the Company and its affiliates. In establishing Mr. Hannesson's base salary for 1999, the Compensation Committee took into account the salaries of chief executive Officers at other similar public companies, future objectives and challenges, and Mr. Hannesson's individual performance, contributions and leadership. The Compensation Committee reviewed in detail Mr. Hannesson's achievement of his 1998 goals and his individual contributions to the Company and its affiliates. The Compensation Committee concluded that he had achieved his 1998 goals and had provided a leadership role in achieving the Company's and its affiliates' strategic priorities for 1998. The Compensation Committee also considered Mr. Hannesson's decisive management of operational and strategic issues, his drive to reinforce a culture of innovation and his ability and dedication to enhance the long-term value of the Company and its affiliates for their respective stockholders. In making its salary decisions with respect to Mr. Hannesson, the Compensation Committee exercised its discretion and judgment based on the above factors, and no specific formula was applied to determine the weight of each factor.

      Mr. Hannesson's base salary increased from $434,500 for 1998 to $477,950 for 1999, representing an increase of approximately 10%. On October 5, 1998, Mr. Hannesson agreed to defer a portion of his base salary (31%), reducing his base salary to $330,000. 1998 base salary was allocated among the Company, Environmental and Separation based upon the amount of time and effort devoted by Mr. Hannesson to the respective businesses of such companies. Consequently, the Company, Environmental and Separation paid $260,526, $58,658 and $94,504, respectively, of his 1998 salary. Mr. Hannesson also received an automobile allowance of $12,000 for 1998, and the Company, Environmental and Separation paid $7,700, $1,620 and $2,610, respectively, of such allowance. Except for the portion of his deferred base salary beginning October 5, 1998, the Company paid all of Mr. Hannesson's compensation in 1999.

      ANNUAL INCENTIVE BONUS. Annual incentive bonuses for executive Officers are intended to reflect the Compensation Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company. For 1999, no annual incentive bonuses were paid to the individuals named in the Summary Compensation Table.

      Pursuant to his employment agreement with Environmental, Mr. Hannesson is eligible to receive incentive compensation of up to $225,000 per year for achieving certain of the performance goals set forth above. For 1999, Mr. Hannesson was awarded an incentive bonus of $0. However, per Mr. Hannesson's employment contract, he was guaranteed a minimum bonus of $25,000 per year. The Company has included $50,000 in a deferred compensation liability representing minimum bonuses for 1998 and 1999.

      STOCK OPTIONS. The Compensation Committee has the power to grant stock options under the Plan. With respect to executive officers, it has been the

Compensation Committee's practice to grant, on an annual basis, stock options that vest at the rate of 20% upon grant and 20% in each calendar year thereafter for four years, and that are exercisable over a ten-year period at exercise prices per share set at the fair market value per share on the date of grant. Generally, the executives must be employed by the Company at the time the options vest in order to exercise the options and, upon announcement of a Change in Control (pursuant to and as defined in the 1998 Plan), such options become immediately exercisable. The Compensation Committee believes that stock option grants provide an incentive that focuses the executives' attention on managing the Company from the perspective of an owner with an equity stake in the business. The Company's stock options are tied to the future performance of the Company's stock and will provide value to the recipient only when the price of the Company's stock increases above the option grant price.

      A total of 3,259,323 and 3,576,412 stock options were granted pursuant to the 1998 Plan in 1999 and 1998, respectively. Of the total stock options, 2,400,000 and 577,500 were granted to Mr. Hannesson respectively, and 500,000 and 656,250 of which were granted (in the aggregate) to other individuals named in the Summary Compensation Table. The 1998 number does not include 324,959 stock options granted to Directors under the 1996 Plan, which were rescinded on the issuance of the 1998 Plan. The number of stock options granted in 1999 and 1998 were determined by reference to the long-term compensation for comparable positions at other similar public companies and based upon an assessment of individual performance.

EFFECT OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

      The Compensation Committee's policy is to structure compensation awards for executive officers that will be consistent with the requirements of Section 162(m) of the U.S. Internal Revenue Code of 1986 (the "Code"). Section 162(m) limits the Company's tax deduction to $1.0 million per year for certain compensation paid in a given year to the Chief Executive Officer and the four highest compensated executives other than the Chief Executive Officer named in the Summary Compensation Table. According to the Code and corresponding regulations, compensation that is based on attainment of pre-established, objective performance goals and complies with certain other requirements will be excluded from the $1.0 million deduction limitation. The Company's policy is to structure compensation awards for covered executives that will be fully deductible where doing so will further the purposes of the Company's executive compensation program. However, the Compensation Committee also considers it important to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be fully deductible. The Company expects that all compensation payments in 1999 to the individuals listed in the Summary Compensation Table will be fully deductible by the Company.

                                   CONCLUSION

      The Compensation Committee believes that the quality of executive leadership significantly affects the long-term performance of the Company and that it is in the best interest of the stockholders to compensate fairly executive leadership for achievement meeting or exceeding the high standards set by the Compensation Committee, so long as there is a corresponding risk when performance falls short of such standards. A primary goal of the Compensation Committee is to relate compensation to corporate performance. Based on the Company's performance in 1999, the Compensation Committee believes that the Company's current executive compensation program meets such standards and has contributed, and will continue to contribute, to the Company's and its stockholders' long-term success.

                COMPENSATION, STOCK OPTION AND BENEFITS COMMITTEE
                           Herbert A. Cohen (Chairman)
                                David L. Mitchell
                                William R. Toller

      The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, (the "Securities Act") or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

                   STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      The Company's Common Stock and Warrants began trading publicly on June 28, 1996 at initial public offering prices of $6.00 per share and $0.10 per Warrant and are traded on the American Stock Exchange ("Amex") under the symbols CXI and CXI.WS, respectively. On July 27, 2000, there were 147 holders of record of Common Stock and 42 holders of record of Warrants.

                COMPARISON OF 42 MONTH CUMULATIVE TOTAL RETURN*
                  AMONG COMMODORE APPLIED TECHNOLOGIES, INC.,
                          THE AMEX MARKET VALUE INDEX,
           AND THE DOW JONES POLLUTION CONTROL/WASTE MANAGEMENT INDEX

                              [LINE GRAPH OMITTED]

* $100 INVESTED ON 7/1/96 IN STOCK OR ON 6/30/96 IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

The following table sets forth, for the fiscal periods shown, the high and low sale prices (rounded to the nearest cent) for the Common Stock and Warrants as reported on the Amex.

                                            Common Stock            Warrants
                                           ------------------ ------------------
                                           High       Low        High       Low
--------------------------------------------------------------------------------
Fiscal 1998
      First Quarter ................       6.75       2.56       2.06       0.75
      Second Quarter ...............       5.19       1.75       1.50       0.63
      Third Quarter ................       2.81       0.19       0.81       0.06
      Fourth Quarter ...............       0.75       0.25       0.25       0.03
Fiscal 1999
      First Quarter ................       0.44       0.19       0.15       0.03
      Second Quarter ...............       0.38       0.18       0.03       0.01
      Third Quarter ................       1.44       0.25       0.34       0.22
      Fourth Quarter ...............       1.38       0.63       0.34       0.06

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ORGANIZATION AND CAPITALIZATION OF THE COMPANY

      Since its acquisition of the capital stock of Commodore Laboratories, Inc. ("Laboratories"), the Company's predecessor, in 1993, Environmental has advanced an aggregate of $8,925,426 to the Company, which has been used to finance the development of SET(TM), including salaries of personnel, equipment, facilities and patent prosecution. These cash advances by Environmental were evidenced by successive unsecured 8% promissory notes of the Company's predecessor, and, at December 31,1995, by the Environmental Funding Note. Kraft Capital Corporation ("Kraft"), a corporation wholly owned by Bentley J. Blum, a principal stockholder of Environmental and a director of the Company and of Environmental, provided approximately $656,000 of such financing to Environmental. Environmental provided additional advances to the Company of $978,896 for the first fiscal quarter of 1996, which were repaid by the Company subsequent to its obtaining a line of credit from a commercial bank in April 1996.

      In March 1996, the Company was formed as a wholly-owned subsidiary of Environmental. Prior to its IPO, in exchange for the issuance of 15,000,000 shares of Common Stock, Environmental contributed to the Company (i) all of the assets and properties (including joint working proposals, quotations and bids in respect to projects and contracts awarded for feasibility studies), subject to all of the liabilities, of its operating divisions relating to SET(TM) and the exploitation of the SET(TM) technology and processes in all commercial and governmental applications; (ii) all of the outstanding shares of the capital stock of each of Laboratories, Commodore Remediation

Technologies, Inc., Commodore Government Environmental Technologies, Inc., Commodore Technologies, Inc. and Sandpiper Properties, Inc. (except for a 9.95% minority interest in Laboratories, which at the time was held by Albert E.
Abel); and (iii) a portion of the Environmental Funding Note in the amount of $3.0 million.

      In April 1996, Bentley J. Blum personally guaranteed a $2.0 million line of credit for the Company from a commercial bank. The initial borrowings under the line of credit, in the approximate amount of $1.0 million, were utilized to repay advances made by Environmental to the Company in 1996, and Environmental, in turn, utilized such funds to repay Kraft the funds provided by Kraft to Environmental for purposes of the advances to the Company. The Company applied $2.0 million of the net proceeds of its IPO to repay the line of credit, and Mr. Blum's guarantee was released at such time.

      Upon completion of the IPO in June 1996, Environmental acquired from Albert E. Abel the remaining 9.95% of the outstanding shares of Common Stock of Laboratories, and contributed such shares to the Company for no additional consideration. To acquire the remaining shares of Laboratories, Environmental paid Mr. Abel the sum of $750,000 in cash, and issued a ten-year, 8% promissory note to Mr. Abel in the principal amount of $2,250,000, payable as to interest only until the maturity of the note on the tenth anniversary of the date of issuance. Simultaneously, the Company settled all outstanding obligations for accrued compensation payable to Mr. Abel and for amounts receivable by the Company from Mr. Abel, and the net payment to Mr. Abel arising therefrom approximated $120,000. The Company paid such amount to Mr. Abel from the proceeds of its IPO.

      In October 1996, the Company acquired all of the outstanding shares of capital stock of Advanced Sciences. Advanced Sciences, together with its subsidiaries, provides a full range of environmental and technical services, including identification, investigation, remediation and management of hazardous and mixed waste sites, to government agencies, including the DOD and DOE, and to private companies located in the United States and abroad. In consideration for all of the outstanding shares of capital stock of Advanced Sciences, the former shareholders of Advanced Sciences received an aggregate of 450,000 shares of Common Stock. Simultaneously, the Company also acquired of all of the outstanding shares of capital stock of ASE, Inc. ("ASE"). ASE, a newly formed entity with no history of operations, had an option to purchase all of the outstanding capital stock of Advanced Sciences and was acquired by the Company for the purpose of enabling the Company to effect its acquisition of Advanced Sciences. The former shareholders of ASE received, in consideration for all of the outstanding shares of capital stock of ASE, an aggregate of 450,000 shares of Company's Common Stock.

      In December 1996, the Company transferred certain of its operating assets related to its SET technology to Solution, subject to certain liabilities related to such assets, in exchange for 100 shares of Common Stock of Solution, representing all of the issued and outstanding shares of capital stock of Solution. Solution agreed to assume all of the net assets of the Company relating to its SET technology at December 1,

1996, which assets had an aggregate value of approximately $4.0 million at such date, and all known or unknown contingent or unliquidated liabilities of and claims against the Company and its subsidiaries to the extent they relate to or arise out of the transferred assets. The Company retained, among other things,
(a) all temporary cash investments of the Company at December 1, 1996, aggregating approximately $14.1 million, and (b) the principal executive offices and related assets of the Company which, at the time, were located in McLean, Virginia.

      In December 1996, as part of a corporate restructuring to consolidate all of its current environmental technology businesses within the Company, Environmental transferred to the Company all of the capital stock of Separation and CFC Technologies. In addition, Environmental assigned to the Company notes aggregating $976,200 at December 2, 1996, representing advances previously made by Environmental to Separation. Such advances have been capitalized by the Company as its capital contribution to Separation. In consideration for such transfers, the Company paid Environmental $3.0 million in cash and issued to Environmental a warrant expiring December 2, 2003 to purchase 7,500,000 shares of the Company's Common Stock at an exercise price of $15.00 per share, valued at $2.4 million. Such warrant was subsequently amended to, among other things, reduce the exercise price thereof to $10.00 per share

SERVICES AGREEMENT

      In September 1997, the Company, Environmental, Separation, Advanced Sciences, and certain other affiliates of the Company (the "Affiliated Parties") entered into a services agreement, dated as of September 1, 1997 (the "Services Agreement"), whereby the Company and the Affiliated Parties agreed to cooperate in sharing, where appropriate, costs related to accounting services, financial management, human resources and personnel management and administration, information systems, executive management, sales and marketing, research and development, engineering, technical assistance, patenting, and other areas of service as are appropriately and necessarily required in the operations of the Company and the Affiliated Parties (collectively, the "Services"). Pursuant to the Services Agreement, services provided by professional employees of the Company and the Affiliated Parties to one another are charged on the basis of time actually worked as a percentage of salary (including cost of benefits) attributable to that professional. In addition, charges for rent, utilities, office services and other routine charges regularly incurred in the normal course of business are apportioned to the professionals working in the office on the basis of salary, and then charged to any party in respect of whom the professional devoted such time based upon time actually worked. Furthermore, charges from third parties, including, without limitation, consultants, attorneys and accountants, are levied against the party actually receiving the benefit of such services. Pursuant to the Services Agreement, the Company acts as the coordinator of billings and payments for Services on behalf of itself and the other Affiliated Parties.

      There was no sharing of services in 1999, although, insurance costs were allocated between the Companies where it was beneficial to insure the family of Companies under one policy.

SALE OF COMPANY COMMON STOCK BY ENVIRONMENTAL

      In February 1998, Environmental sold (i) 1,381,692 shares of Common Stock of the Company and (ii) three-year warrants to purchase an aggregate of 150,000 shares of Company Common Stock at an exercise price equal to $6.00 per share, for an aggregate purchase price of $6.0 million (the "First Tranche Sale") in a private placement (the "Environmental Private Placement") to certain "accredited investors" as defined in Rule 501 of the Securities Act. After deduction of fees and transaction costs associated with the First Tranche Sale totaling approximately $550,000, Environmental received aggregate net proceeds of approximately $5,450,000 from the First Tranche Sale. The shares of Company Common Stock issued and to be issued to the investors in connection with the Environmental Private Placement have been and will be issued from the account of Environmental, which, immediately prior to the First Tranche Sale, owned approximately 52% of the outstanding shares of Company Common Stock. As of March 31, 1999, Environmental owned approximately 35% of the outstanding shares of Company Common Stock.

      Pursuant to the terms of the Environmental Private Placement, Environmental was required to issue up to a maximum of 1,618,308 additional shares of Company Common Stock to the investors, for no additional consideration, in the event that 90% of the average closing bid price of the Common Stock for a certain period of time is less than the $4.3425 per share purchase price of the Common Stock sold in the First Tranche Sale. Environmental was required to issue an additional 1,400,981 shares of the Company's stock in satisfaction of the price reset provisions. Environmental will, for a certain period of time, have the right and option (but not the obligation) to require the investors to purchase (i) an aggregate amount of additional shares of Company Common Stock equal to 4,000,000 divided by 90% of the average closing price per share of the Common Stock for the five trading days immediately prior to the closing date of such sale and (ii) warrants to purchase an aggregate of 100,000 shares of Company Common Stock at an exercise price per share equal to the greater of $6.00 or 125% of the per share purchase price of the shares of Common Stock sold pursuant to (i) above, for an aggregate purchase price of $4.0 million (the "Second Tranche Sale"). As in the case of the First Tranche Sale, Environmental may be required to issue additional shares of Company Common Stock to the investors in connection with the Second Tranche Sale, for no additional consideration, in the event that 90% of the average closing bid price of the Common Stock for a certain period of time is less than the per share purchase price of the Common Stock sold in the Second Tranche Sale.

      Pursuant to the terms of the Environmental Private Placement, if during a certain period of time Environmental sells, or the Company issues, any shares of Common Stock ("First Future Shares") at a price per share that is less than the per share purchase price of the Common Stock sold in the First Tranche Sale or Environmental sells, or the Company issues, any shares of Common Stock ("Second Future Shares") at a price per share that is less than the per share purchase price of the Common Stock sold in the Second Tranche Sale, Environmental will issue to the investors, for no additional consideration, a number of additional shares of Company Common Stock equal to (a) with respect to First Future Shares, an amount equal to the difference between (i) 6,000,000 divided by the price at which the First Future Shares were sold or issued and (ii) 1,381,692, and (b) with respect to Second Future Shares, an amount equal to the difference between (i) 4,000,000 divided by the price at which the Second Future Shares were sold or issued and
(ii) the amount equal to the number of shares of Common Stock sold in the Second Tranche Sale. Notwithstanding the foregoing, the terms "First Future Shares" and "Second Future Shares" do not include any shares of Common Stock which may be issued in the future upon conversion or exercise of, or pursuant to the terms of any agreement entered into by the Company or Environmental in respect of, securities of the Company and/or Environmental which have been issued prior to February 9, 1998.

      The Company has agreed to file registration statements (the "Registration Statements") on Form S-3, or other applicable form of registration statement, under the Securities Act covering all of the shares of Common Stock that have been and may be issued to the investors in the Environmental Private Placement, and to keep such Registration Statements continuously effective under the Securities Act for a period of two years after their respective effective dates or such earlier date when all shares covered by the Registration Statements have been sold or may be sold without volume restrictions under the Securities Act (the "Effective Period").

FEBRUARY 1998 INTERCOMPANY NOTE

      Upon receipt of the net proceeds of the Environmental Private Placement, Environmental provided a $5,450,000 uncollateralized loan to the Company, evidenced by the Intercompany Note. Pursuant to the terms of the Intercompany Note, interest on the unpaid principal balance of the Intercompany Note was payable at the rate of 8% per annum semiannually in cash. The unpaid principal amount of the Intercompany Note was due and payable, together with accrued and unpaid interest, on the earlier to occur of (a) December 31, 1999, or (b) consummation of any public offering or private placement (other than the Environmental Private Placement) of securities of the Company with net proceeds aggregating in excess of $6.0 million, other than in respect of working capital financing or secured financing of assets received by the Company in the ordinary course of business from any bank or other lending institution, provided that if such funds are raised in a private placement during the period commencing on February 9, 1998 and ending on the last day of the Effective Period, then the Intercompany Note was not payable unless a Registration Statement has been effective for 75 consecutive days and is effective on the date of such repayment. The Company used the net proceeds of the loan solely for working capital and general corporate purposes and not for the satisfaction of any portion of Company debt or to redeem any Company equity or equity-equivalent securities. The Intercompany Note was fully paid off effective September 28, 1998.

      In connection with the loan, the Company amended and restated in its entirety a five-year warrant to purchase 7,500,000 shares of Common Stock issued to Environmental on December 2, 1996, to, among other things, reduce the exercise price of the warrant from $15.00 per share to $10.00 per share. In addition, the Company issued to Environmental an additional five-year warrant to purchase 1,500,000 shares of Common Stock at an exercise price of $10.00 per share

SEPTEMBER 1997 INTERCOMPANY CONVERTIBLE NOTE

      In September 1997, Environmental provided a $4.0 million uncollateralized loan to the Company, evidenced by the Convertible Note. Pursuant to the terms of the Convertible Note, the Company is obligated to pay Environmental interest only at the rate of 8% per annum, payable quarterly. Unless converted into Common Stock at any time, the unpaid principal amount of the Convertible Note is due and payable, together with accrued and unpaid interest, on August 31, 2002. Payment of principal and accrued interest under the Convertible Note is subordinated to all other indebtedness for money borrowed of the Company. Environmental has the right to convert the Convertible Note into shares of Common Stock at a conversion price of $3.89 per share. Such conversion price was fixed at approximately 85% of the five day average closing bid price of Common Stock ($4.575 per share) prior to August 22, 1997, the date that the executive committees of the respective boards of Directors of the Company and Environmental authorized such loan. In connection with the $4.0 million loan, the Company issued Environmental a five-year warrant to purchase 1,000,000 shares of Common Stock at an exercise price of $5.0325 per share (approximately 110% of the $4.575 five day average closing bid price of Common Stock prior to August 22, 1997).

      In March 1998, the Company prepaid $2.0 million of the Convertible Note by
(i) paying Environmental the sum of $500,000 in cash and (ii) transferring to Environmental the LPM Note. To induce Environmental to accept the Company's prepayment of $2.0 million of the Convertible Note (and thereby give up the right to convert $2.0 million of the Convertible Note into Common Stock), the Company issued to Environmental an additional warrant to purchase up to 514,000 shares of Common Stock at an exercise price of $4.50 per share. Such exercise price was fixed at approximately 110% of the closing sale price of the Common Stock on February 20, 1998, the trading day immediately prior to the date the Board of Directors of the Company approved such prepayment. The estimated fair value of such warrant is approximately $340,000. The remaining balance of this Intercompany Convertible Note was paid off effective September 28, 1998.

SALE OF SERIES D PREFERRED STOCK BY ENVIRONMENTAL

      In May and August 1997, Environmental sold an aggregate of 88,000 shares of its 7% Series D Convertible Preferred Stock, par value $0.01 per share, with a


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

liquidation preference of $100 per share (the "Series D Preferred Stock"), for an aggregate purchase price of approximately $7.8 million. The Series D Preferred Stock is convertible into shares of the Company's Common Stock held by Environmental, at a conversion price equal to 85% of the lower of (a) the average of the low prices, or (b) the average of the closing bid prices of the Common Stock of the Company for the previous five business days ending on the day prior to conversion (the "Average Closing Bid Price"). The conversion price of the Series D Preferred Stock will be equal to certain amounts set forth in the Certificate of Designation, Rights and Preferences for the Series D Preferred Stock if the Average Closing Bid Price of the Common Stock for any consecutive 30 days is equal to or less than $2.00, provided that in no event will the conversion price of the Series D Preferred Stock be less than $1.50. As of December 31, 1998, the 88,000 shares of Series D Preferred Stock have been converted into an aggregate 4,019,210 shares of the Company's Common Stock.

      The purchasers of the Series D Preferred Stock also received five-year warrants to purchase an aggregate of 1,175,000 shares of the Company's Common Stock held by Environmental at exercise prices ranging from $5.15 per share to $7.14 per share. Such exercise prices were reset on August 18, 1998, to an exercise price of $0.825 . In addition, if the Common Stock trades at less than 50% of the August 17, 1998 closing bid price for any 10 consecutive trading days, the exercise price is subject to further reset (on one occasion only) to 50% of such August 17, 1998 closing bid price. In addition, affiliates of the finder received warrants to purchase an aggregate of 85,000 shares of Common Stock from Environmental at exercise prices ranging from $5.15 per share to $7.14 per share. The Company has an effective registration statement on file with the Commission covering the shares of Common Stock into which the Series D Preferred Stock are convertible, as well as the 1,260,000 shares of Common Stock transferable by Environmental upon exercise of the foregoing warrants.

LICENSE OF SET(TM) TECHNOLOGY

      As a result of its acquisition of the capital stock of Commodore Labs, the Company acquired all patents, discoveries, technology and other intellectual property in connection with the SET(TM) process, which it later transferred to Solution effective December 1, 1996. Environmental licenses from Solution the exclusive worldwide right, with the right to sublicense, to make, use, sell and exploit, itself or jointly with other third parties, for the life of all patents now or hereafter owned by Solution, the SET(TM) process and all related technology underlying such patents and intellectual property in all domestic and international commercial and industrial applications, in connection with the destruction of CFCs and other ozone-depleting substances (the "CFC Business"), provided that such license expressly limits the rights of the licensee(s) and others who may be sub-licensees or users of the Company's patents and technologies to the CFC Business.

FUTURE TRANSACTIONS

      In June 1996, the Company's Board of Directors adopted a policy whereby any future transactions between the Company and any of its subsidiaries, affiliates, officers, Directors and principal stockholders, or any affiliates of the foregoing, will be on terms no less favorable to the Company than could reasonably be obtained in "arm's-length" transactions with independent third-parties, and any such transactions will also be approved by a majority of the Company's disinterested non-management Directors.

                                   PROPOSAL 2

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      On August 17, 1999, the Company retained Tanner + Co. ("Tanner") to serve as its auditors.

      During the Company's past two fiscal years, its former auditors, PricewaterhouseCoopers ("PwC") and Tanner's report on the Company's financial statements neither contained any adverse opinions or disclaimers of opinions nor were qualified or modified as to uncertainty, audit scope or accounting principles, except that PwC's auditors report on the Company's consolidated financial statements for the year ended December 31, 1998, contained an explanatory paragraph relating to the Company continuing as a going concern due to the Company's recurring losses from operations and net cash outflows from operations.

      In connection with its audits for the past two fiscal years and through August 17, 1999, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports.

      No "reportable events" as described under Item 304(a)(1)(v) of Regulation S-K occurred during the Company's fiscal years ended December 31, 1998 and 1997. Prior to engaging Tanner, the Company did not consult Tanner regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K.

      The Board of Directors has selected Tanner, which served as the Company's independent auditors for the year December 31, 1999, to serve as the Company's independent auditors for the year ending December 31, 2000. The Board of Directors is submitting its selection of Tanner as the Company's independent auditors for ratification at the Annual Meeting in order to ascertain the views of stockholders of the Company regarding such selection. If the appointment of Tanner is not ratified, the Board of Directors will reconsider its selection for Tanner to serve as the Company's independent auditors. The Board of Directors reserves the right to select new independent auditors at any time, which it may deem advisable or necessary.

      Ratification of this proposal requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting. Unless contrary instructions are indicated on the proxy cards, all shares represented by valid proxies received pursuant to this solicitation (and which have not been revoked in accordance with the procedures set forth herein) will be voted "FOR" the ratification of the appointment of Tanner as the Company's independent auditors for the year ending December 31, 2000.

      Representatives of Tanner are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

      The Board of Directors of the Company recommends that stockholders vote "FOR" ratification of the appointment of Tanner as the Company's independent auditors for the year ended December 31, 2000.

      STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

      Stockholders who wish to present proposals appropriate for consideration at the Company's Annual Meeting of Stockholders to be held in 2001 must submit the proposal in proper form to the Secretary of the Company at the Company's address set forth on the first page of this Proxy Statement not later than June 31, 2001, in order for the proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to such annual meeting. It is suggested that such proposal be sent by Certified Mail, Return Receipt Requested.

      OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

      The Board of Directors is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying proxy card to vote the same in accordance with their own judgment and their discretion.

                       WHERE YOU CAN FIND MORE INFORMATION

      The Company files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information the Company files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms. The Company's SEC filings are also available to the public from commercial document retrieval services and at the Web site maintained by the SEC at "http://www.sec.gov."

      The Company may have sent you some of the documents referenced above, but you can obtain any of them through the Company or the SEC. You may also obtain documents incorporated by reference without charge by writing or calling the Company at 150 East 58th Street; Suite 3238, New York, New York 10155, (212) 308-5800.

      By Order of the Board of Directors


                                        GREGG M. ROSEN
                                        Assistant Secretary

                                  FORM OF PROXY

                      COMMODORE APPLIED TECHNOLOGIES, INC.

       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE
                                    COMPANY

      The undersigned, a stockholder of COMMODORE APPLIED TECHNOLOGIES, INC., a Delaware corporation (the "Company"), hereby appoints Paul E. Hannesson and James M. DeAngelis, and each of them, as proxies for the undersigned, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of the Company held of record by the undersigned at the close of business on July 28, 2000 at the Annual Meeting of Stockholders of the Company to be held on Wednesday, August 30, 2000, at 10:30 a.m., local time, at The American Stock Exchange, 86 Trinity Place, New York, New York 10006, and at any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED FOR ALL NOMINEES FOR DIRECTOR IDENTIFIED BELOW AND FOR PROPOSAL 2 SET FORTH BELOW.

      1. To elect the following nominees as Directors of the Company to hold office until the Annual Meeting of Stockholders to be held in 2001, and until their respective successors are duly elected and have qualified: Paul E. Hannesson, Bentley J. Blum, Shelby T. Brewer, Ph.D., Herbert A. Cohen, David L. Mitchell, Edward L. Palmer and William R. Toller.

FOR ALL NOMINEES (except as marked to the contrary)       WITHHOLD ALL NOMINEES

                       |_|                                         |_|

AUTHORITY TO WITHHOLD A VOTE FOR ANY OF THE ABOVE NAMED INDIVIDUALS SHOULD BE INDICATED BY LINING THROUGH OR OTHERWISE STRIKING OUT THE NAME OF THE NOMINEE.

      2. To ratify the appointment of Tanner + Co as the Company's independent auditors for the year ending December 31, 2000:

   |_| FOR                      |_| AGAINST                        |_| ABSTAIN

      3. Upon such other matters as may properly come before such Annual Meeting and any adjournments or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

      The undersigned hereby acknowledges receipt of (1) the Notice of Annual Meeting for the 2000 Annual Meeting, (2) the Proxy Statement and (3) the Company's 1999 Annual Report to Stockholders.


Dated: ______________________, 2000     ________________________________________
                                        Signature

                                        ________________________________________
                                        Print Name

                                        ________________________________________
                                        Signature, if Jointly Held

                                        ________________________________________
                                        Print Name

                    PLEASE SIGN EXACTLY AS YOUR NAME APPEARS

      HEREIN, if signing as attorney, executor, administrator, trustee or guardian, indicate such capacity. All joint tenants must sign. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. The Board of Directors requests that you fill in the date and sign the proxy and return it in the enclosed envelope.

                     IF THE PROXY IS NOT DATED IN THE ABOVE
                   SPACE, IT IS DEEMED TO BE DATED ON THE DAY
                   ON WHICH IT WAS MAILED BY THE CORPORATION.


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